Western Asset California
Money Market Fund
Item 77C


Additional Shareholder Information (unaudited)
Results of a Special Meeting of Shareholders

On January 12, 2007 a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund?s Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposal: (1) Election of Trustees 2) Agreement and Plan of Reorganization and
3) Revise and Convert Fundamental Investment Policies.

1. Election of Trustees
					   Authority
Nominees 		Votes For 	   Withheld     Abstentions
Elliot J. Berv 	       2,460,514,077.914  107,877,119.087 855.000
A. Benton Cocanougher  2,460,649,239.798  107,741,957.203 855.000
Jane F. Dasher         2,459,886,085.403  108,505,111.598 855.000
Mark T. Finn           2,461,110,589.854  107,280,607.147 855.000
Rainer Greeven         2,460,604,833.352  107,786,363.649 855.000
Stephen Randolph Gross 2,460,630,955.108  107,760,241.893 855.000
Richard E. Hanson, Jr. 2,460,650,073.071  107,741,123.930 855.000
Diana R. Harrington    2,461,328,194.449  107,063,002.552 855.000
Susan M. Heilbron      2,460,753,285.113  107,637,911.888 855.000
Susan B. Kerley        2,460,598,676.696  107,792,520.305 855.000
Alan G. Merten         2,460,668,803.704  107,722,393.297 855.000
R. Richardson Pettit   2,460,902,201.634  107,488,995.367 855.000
R. Jay Gerken, CFA     2,459,680,621.486  108,710,575.515 855.000

2. Agreement and Plan of Reorganization

Item Voted On	 Votes For 	Votes Against	 Abstentions Non-Votes
Reorganize as Corresponding
Series of an Existing
Trust		 1,192,783,027.960 46,499,628.760 76,278,151.230 0.000



3. Revise and Convert Fundamental Investment Policies
							     Broker
Items Voted On 	Votes For	 Votes Against	Abstentions  Non-Votes
Revise:
Borrowing Money 1,178,611,616.880 61,866,437.170 75,082,753.900  0.000
Underwriting    1,181,941,520.800 58,331,401.450 75,287,885.700  0.000
Lending         1,181,209,924.090 59,209,435.880 75,141,447.980  0.000
Issuing Senior
Securities      1,185,970,938.190 54,950,982.980 74,638,886.780  0.000
Real Estate     1,185,633,299.350 55,308,587.370 74,618,921.230  0.000
Commodities     1,182,038,098.870 58,285,196.260 75,237,512.820  0.000
Concentration   1,181,285,956.450 54,942,648.880 79,332,202.620  0.000
Convert:
Investment Objective
From Fundamental to
Non-Fundamental 1,106,908,606.120 96,573,774.200 112,078,427.630 0.000